Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.
2440 Mall Drive, Charleston, South Carolina 29406
843-529-5933 – FAX: 843-529-5883

NEWS	NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President-Investor Relations
and Corporate Secretary
(843) 529-5931 or (843) 729-7005 dwright@firstfinancialholdings.com

FIRST FINANCIAL HOLDINGS, INC. PRE-ANNOUNCES THIRD QUARTER ASSET
QUALITY AND OPERATING RESULTS ESTIMATES

Charleston, South Carolina (July 8, 2010) – First Financial Holdings, Inc. (the “Company”) (NASDAQ GSM: FFCH), the holding company for First Federal Savings and Loan Association of Charleston (“First Federal”), pre-announced today that it expects to record a provision for loan losses for the quarter ended June 30, 2010 of approximately $34 million to $38 million compared to $45.9 million for the quarter ended March 31, 2010. The anticipated provision for loan losses for the third quarter includes the impact of net charge-offs and the required reserve for a lending relationship of approximately $20 million which became impaired during the quarter.

As a result, the Company estimates that total non-performing loans as of June 30, 2010 will be approximately $130 million to $134 million compared to $135.6 million at March 31, 2010.  Loan delinquencies, past due greater than 30 days and not otherwise on nonaccrual, at June 30, 2010 are expected to be between $24 million and $27 million, compared with $40.6 million at March 31, 2010.  Net charge-offs for the quarter ended June 30, 2010 are expected to be approximately $31 million to $34 million compared to $36.7 million for the quarter ended March 31, 2010. Compared with the quarter ended March 31, 2010, the third fiscal quarter’s pre-tax, pre-provision income, excluding a $1.5 million pre-tax gain related to our Cape Fear Bank acquisition, net interest margin, fee revenue and expenses are expected to be relatively consistent.

Including the impact of the provision for loan losses, the Company expects to report a net loss for the quarter ended June 30, 2010 of between $11 million and $13 million compared to a net loss of $19.1 million for the quarter ended March 31, 2010.  Additional information will be provided in the Company’s complete earnings release and conference call scheduled for July 26, 2010.

First Financial Holdings, Inc. will host a conference call for institutional investors and bank analysts on Monday, July 26, 2010 at 2:00 p.m. Eastern Daylight Time to discuss its financial results. The conference call will coincide with the news release announcing fiscal third quarter earnings which will be distributed prior to the market open on Monday, July 26, 2010. A live webcast of the presentation will be available at www.firstfinancialholdings.com. Additionally, the webcast will be recorded and available until October 31, 2010.

First Federal operates 65 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick, New Hanover and Pender counties in coastal North Carolina offering banking, trust and pension administration services.  The Company also provides insurance and brokerage services through First Southeast Insurance Services, The Kimbrell Insurance Group and First Southeast Investor Services.  In addition, the Company provides retirement plan consulting and administrative services through First Southeast 401(k) Fiduciaries, Inc.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the Securities and Exchange Commission (the “SEC”). You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Factors which could cause actual results to differ materially include, but are not limited to, the following: the possibility that after the Company has finalized its financial statements for the quarter ended June 30, 2010, the Company's actual reported operating results will be materially different than the anticipated results reflected in the statements made in this press release, the general business environment, general economic conditions nationally and in the States of North and South Carolina, interest rates, the North and South Carolina real estate markets, the demand for mortgage loans, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and charge-offs, changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and real estate markets; results of examinations by our banking regulators, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company's reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on these statements.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. The Company does not undertake to update any forward-looking statement that may be made on behalf of the Company.
You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update any such statements.

For additional information about First Financial, please visit our website at www.firstfinancialholdings.com or contact Dorothy B. Wright, Vice President-Investor Relations and Corporate Secretary, (843) 529-5931 or (843) 729-7005.

2